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                                                              Exhibit 24(e)(2)



                                 THE KENT FUNDS
                                P.O. BOX 182201
                           COLUMBUS, OHIO 43218-2201




November 19, 1998

BISYS Fund Services Limited Partnership
3435 Stelzer Road
Columbus, Ohio 43219
Attention:  J. David Huber

     Re:  The Kent Funds (the "Trust")

Dear Mr. Huber:

     The Trust hereby requests, pursuant to the Distribution Agreement dated August 5, 1996 ("Agreement") between BISYS Fund Services Limited Partnership ("BISYS LP") and the Trust, that BISYS LP perform for the following newly created portfolio of the Trust the services described in the Agreement. The compensation to be paid to BISYS LP for its services is the amount set forth in Section 2 of the Agreement.


                    The Kent Institutional Money Market Fund

     Please acknowledge your consent to the above by signing and returning this letter to the Trust.

                                     Very truly yours,

                                     THE KENT FUNDS




                                     By: /s/ Walter B. Grimm
                                         -------------------------------
                                     Title:  Chairman and Vice President


Agreed to and Accepted:

BISYS FUND SERVICES LIMITED PARTNERSHIP

By:  BISYS Fund Services, Inc.
     General Partner


By:  /s/ William J. Tomko
     --------------------------
Title: Executive Vice President


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